FOR IMMEDIATE RELEASE

SeanieMac International, Ltd. Announces Exclusive Marketing Agreement with Overseas BC Marketing Inc. Permitting Bitcoin Wagering

HUNTINGTON, N.Y., Jan. 30, 2015 — SeanieMac International, Ltd. (BETS) announced that it has entered into an exclusive marketing agreement with Overseas BC Marketing, Inc. (“OBCMI”) pursuant to which OBCMI will market SeanieMac’s online web-based waging services and products. The marketing agreement will provide a platform that allows for revenue sharing on new accounts generated by OBCMI. This platform will allow customers to use bitcoin for wagering by interfacing with SeanieMac’s wagering platform. SeanieMac believes this will appeal to many customers, due to the prevalence of bitcoin use overseas.

SeanieMac and OBCMI do not allow wagering from U.S. citizens.

SeanieMac believes it will be at the forefront of gaming platforms allowing crypto currency (bitcoin) to be used for wagering, and expects that its credibility in the wagering markets will give bitcoiners confidence in interfacing and using its platform for wagering purposes.

About SeanieMac

SeanieMac International, Ltd. is an Irish gaming company. It owns and operates www.SeanieMac.com, an online sports and casino wagering web-based platform serving gamblers directly under the brand name SeanieMac.com.

While the site offers wagering for many categories outside of sports, SeanieMac intends to capture the Irish market by initially focusing on the Gaelic Athletics Association (GAA) or Gaelic Games as well as Irish horse racing and soccer. The Company’s mission is to provide a market-leading, user-friendly website for online gambling, including sports betting and casino gaming (traditional casino, live casino, poker, bingo and interactive skilled games). The Company does not market to U.S. residents and, hereby specifically discourages them from attempting to access its wagering services.

The Irish gambling industry generated approximately $23.7 billion in revenue in 2014, with $2.3 billion of that amount generated online. The Irish online gambling sector is projected to reach $4 billion in 2016.

As its national pastime, the Gaelic Games have long been popular in Ireland but they are gaining worldwide appeal, especially in areas with large communities of Irish heritage and their descendants, such as the U.S., Canada, Australia and the United Kingdom, where many communities have their own teams and clubs participating in the Gaelic Leagues locally and internationally. To learn more about the GAA, see www.gaa.ie.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of SeanieMac International, Ltd. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding our expectations regarding amounts staked and gross profits and our marketing initiatives. Such risks and uncertainties include, among other things, the uncertainty regarding consumer preferences, a decline in the popularity of our website and competition in the online gambling industry. SeanieMac assumes no obligation and does not intend to update these forward-looking statements.

A further description of risks and uncertainties can be found in SeanieMac International, Ltd.’s annual report on Form 10-K for the fiscal year ended December 31, 2013, its quarterly reports on Form 10-Q and its current reports on Form 8-K, each as filed with or furnished to the Securities and Exchange Commission.

Investor Relations
Chuck Arnold
(310) 344-7073

invrelsvc@gmail.com

At the Company
Barry Brookstein

Chief Executive Officer

(516) 369-7104